Exhibit 23.1

Lockart, Atchley & Associates, L.L.P. Certified Public Accountants and Business Advisors	James E. Lockart, CPA Karen E. Atchley, CPA Nancy E. Boyd, CPA Dan A. Shaner, CPA Evonne G. Jones, CPA Joyce J. Smith, CPA Harold F. Ingersoll, CPA Ronny Armstrong, CPA
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We have issued our report dated April 8, 2008 on the financial statements included in and incorporated by reference in the current report of Metalico, Inc. on Form 8-K/A (Amendment No. 1) dated April 9, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements on Forms S-8 (File Nos. 333-136206, effective August 1, 2006, and 333-136207, effective August 1, 2006) and on Form S-3 filed July 27, 2007.
Austin, Texas
April 9, 2008
6850 Austin Center Boulevard, Suite 180 • Austin, Texas 78731-3129
512-346-2086 • Toll Free 877-977-6850 • Fax 512-338-9883 • www.lockartatchley.com